As filed with the Securities and Exchange Commission on May 7, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________
HOME PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-13136	16-1455126
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

850 Clinton Square, Rochester, New York 14604
(585) 546-4900
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ann M. McCormick, Esq.
Executive Vice President, Secretary and General Counsel
Home Properties, Inc.
850 Clinton Square
Rochester, New York 14604
(585) 246-4105
Facsimile (585) 232-3147
(Name, address, including zip codes, and telephone numbers, including area codes, of agents for service)

Copies to:

Deborah J. McLean Esq.
Nixon Peabody LLP
1100 Clinton Square
Rochester, New York 14604
(585) 263-1307
Facsimile (866) 947-0724

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the U.S. Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) of the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act of 1934. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 Par Value	2,967,338 shares(1)	$35.525(2)	$105,414,683(2)	$5,882.14(1)

(1)
On September 20, 2006, the registrant paid a filing fee of $18,392 in connection with the registration of 3,000,000 shares of its common stock, par value $0.01 per share, on Form S-3, File No. 333-137467 (the “Original Registration Statement”).  2,967,338 shares of common stock covered by the Original Registration Statement are included in this registration statement on Form S-3 and the $18,191.46 filing fee paid in connection with those shares is being carried forward pursuant to Rule 415(a)(6) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), to offset the $5,882.14 filing fee currently due with respect to such unsold shares.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices reported on the New York Stock Exchange on May 6, 2009 of $35.525.

Prospectus

Home Properties, Inc.

Dividend Reinvestment and Direct Stock Purchase Plan

2,967,338 Shares of Common Stock

This prospectus relates to the potential sale from time to time of shares of our common stock, par value $0.01 per share, which we refer to as our Common Stock, through the Home Properties, Inc. Dividend Reinvestment and Direct Stock Purchase Plan, which we refer to as the Plan.  The Plan provides holders of our Common Stock and individuals or entities who are not currently stockholders (depending on legal residence) with a convenient method of purchasing our Common Stock.

The Plan allows a participant to elect to:

•           Increase ownership through monthly optional cash purchases

•           Automatically reinvest quarterly dividends and/or partnership distributions

•           Transfer shares and move your money electronically

•           Own stock without receiving certificates

This prospectus describes the terms and conditions of the Plan and should be retained for future reference.

Home Properties, Inc. is a publicly-traded company which files publicly available reports with the U.S. Securities and Exchange Commission.  Our Common Stock is traded on the New York Stock Exchange (NYSE) under the ticker symbol “HME.”  On May 6, 2009, the last reported sale price of our Common Stock on the NYSE was $35.64 per share.  You are urged to obtain current market quotations of our Common Stock.

The Company’s executive office is located at 850 Clinton Square, Rochester, New York 14604.  The Company’s telephone number is (585) 546-4900.

Investing in our Common Stock involves certain risks.  See the information included and incorporated by reference in this prospectus and any accompanying prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the information under the “Risk Factors” caption beginning on page 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 7, 2009

Risk Factors

Investing in our common stock, par value $0.01 per share, described in this prospectus and which we refer to as our Common Stock, involves risks and uncertainties that could affect us and our business as well as our industry in general.  Please carefully consider the risk factors described and discussed under the caption “Risk Factors” included in our annual report on Form 10-K filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, on February 27, 2009, and the risks described below and in any other documents incorporated by reference in this prospectus, including without limitation any updated risks included in our subsequent periodic reports.  These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in any prospectus supplement or post-effective amendment we may file or in other reports we file with the SEC in the future.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations or may prove to be important in the future.

Set forth below are specific risks you should consider in connection with purchases of our Common Stock under the Dividend Reinvestment and Stock Purchase Plan as described herein and which we refer to as the Plan.

Your investment in the Plan is not protected from losses.

Your investment in the Plan is no different from any investment in Common Stock held by you.  If you choose to participate in the Plan, then you should recognize that neither the Company nor The Bank of New York Mellon, which we refer to as the Plan Administrator, can assure you of a profit or protect you against loss on the Common Stock that you purchase under the Plan.  You bear the risk of loss in value and enjoy the benefits of gains with respect to all your shares of Common Stock.  You need to make your own independent investment and participation decisions consistent with your situation and needs.  Neither the Company nor the Plan Administrator can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions.  Your ability to liquidate or otherwise dispose of your shares of Common Stock in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder.  You may not be able to withdraw or sell your shares of Common Stock in the Plan in time to react to market conditions.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency.

The Company and the Plan Administrator will have limited liability to you with respect to the Plan.

Neither the Company nor the Plan Administrator will be liable for any act, or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of the Plan, as described in this prospectus and on the forms that are designed to accompany each investment, sale or activity.

The purchase price for shares of Common Stock purchased or sold under the Plan will vary.

The purchase price for any shares of Common Stock that you purchase or sell under the Plan will vary and cannot be predicted.  You may purchase or sell shares of Common Stock at a price that is different from (more or less than) the price that you would face if you acquired or sold shares on the open market on the investment date.

You will not earn any interest on your dividends or cash pending investment.

No interest will be paid on dividends, cash or other funds held by the plan administrator pending investment or disbursement.

You may incur tax obligations without receiving cash with which to pay those obligations.

If you reinvest dividends under the Plan, you may be treated for federal income tax purposes as having received a dividend on the investment date, which may give rise to a tax payment obligation without providing you with cash to pay such tax when it becomes due.  See “Details about the Dividend Reinvestment Plan and Direct Stock Purchase Plan − Income Tax Information” below for a description of federal income tax consequences of participating in the Plan.

The market price for our Common Stock varies, and you should purchase Common Stock for long-term investment only.

Although our Common Stock is currently traded on the New York Stock Exchange, which we refer to as the NYSE, we cannot assure you that there will, at any time in the future, be an active trading market for our Common Stock.  Even if there is an active trading market for our Common Stock, we cannot assure you that you will be able to sell all of your shares of Common Stock at one time or at a favorable price, if at all.  As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in our Common Stock.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this prospectus, in any related prospectus supplement and in information incorporated by reference into this prospectus and any related prospectus supplement that are not historical or current facts may constitute forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  In addition, our management may make forward-looking statements orally to the media, securities analysts, investors or others.  For this purpose, any statements contained in this prospectus that are not statements of historical fact should be considered to be forward-looking statements.  Some of the words used to identify forward-looking statements include “believes”, “anticipates”, “plans”, “expects”, “seeks”, “estimates”, and similar expressions.  Some examples of forward-looking statements include statements related to acquisitions (including any related pro forma financial information), future capital expenditures, potential development and redevelopment opportunities, projected costs and rental rates for development and redevelopment projects, financing sources and availability, and the effects of environmental and other regulations.  Readers should exercise caution in interpreting and relying on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and could materially affect our actual results, performance or achievements.

Forward-looking statements are based on the current assumptions and beliefs of our management and are only expectations of future results and are subject to certain risks, uncertainties and assumptions.  Our actual results could differ materially from those projected in the forward-looking statements as a result of, among other things, factors referenced herein under the section captioned “Risk Factors” on page 1, general economic and local real estate conditions, the weather and other conditions that might affect operating expenses, the timely completion of repositioning activities and development within anticipated budgets, the actual pace of future development, acquisitions and sales, and continued access to capital to fund growth, or other significant risks and uncertainties detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings submitted to the SEC.

Forward-looking statements speak only as of the date they are made.  We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although we believe expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that its expectations will be achieved.  Based upon changing conditions, if any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate the Company.  Any investor in our Common Stock should consider all risks and uncertainties disclosed in our filings with the SEC, described below under the heading “Where You Can Find More Information” on page 20, all of which is accessible on the SEC’s website at http://www.sec.gov.

About This Prospectus

This prospectus is part of a registration statement on Form S-3, which we refer to as the Registration Statement, that we filed with the SEC utilizing a “shelf” registration process under the Securities Act.  Under this shelf registration process, we may from time to time over the next three years sell shares of our Common Stock pursuant to the Plan.

You should read this prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” which can be found on page 20.  You should rely only on the information incorporated by reference or provided in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  We are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where it is lawful to do so.  The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Common Stock.  Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our business, financial condition, results of operations, risk factors and forward-looking information since the date of this prospectus or that the information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement is correct as of any time subsequent to the date of this information.

Documents which are exhibits to or incorporated by reference into this prospectus and the reports incorporated by reference may contain representations, warranties and agreements.  Those representations, warranties and agreements were made solely for the benefit of the parties to those documents and may be subject to qualifications and limitations, and are not a representation, warranty or agreement for your benefit.

The following information should be read in conjunction with the more detailed information included elsewhere in this prospectus or incorporated herein by reference.  References to “Home Properties,” the “Company,” “we” or “us” in this prospectus mean, except as the context otherwise requires, Home Properties, Inc., a Maryland corporation, Home Properties, L.P., a New York limited partnership, which we refer to as the Operating Partnership, Home Properties I, LLC, a New York limited liability company, Home Properties Trust, a Maryland trust, and Home Properties Resident Services, Inc., a Maryland corporation, which we refer to as HPRS, and all other subsidiaries of Home Properties on a consolidated basis.

Home Properties

We are a publicly traded, self-administered and self-managed apartment real estate investment trust (REIT) that owns, operates, acquires, develops, and rehabilitates apartment communities.  Our properties are regionally focused, primarily in selected Northeast, Mid-Atlantic and Southeast Florida markets along the East Coast of the United States.  We were formed in November 1993 to continue and expand the operations of Home Leasing Corporation.  The Company completed an initial public offering of 5,408,000 shares of common stock on August 4, 1994.

Home Properties, Inc. conducts its business through the Operating Partnership and a management company, HPRS.  At December 31, 2008, Home Properties, Inc. held 71.7% (70.8% at December 31, 2007) of the limited partnership units in the Operating Partnership.  Formerly, a portion of the Company’s business was also conducted by Home Properties Management, Inc., also a Maryland corporation, which was merged into HPRS on November 21, 2006.

Currently, the Company, through its affiliates described above, as of December 31, 2008, operates 112 communities containing 38,280 apartment units.  Of these, 37,130 units in 110 communities are owned outright; 868 units in one community are partially managed and owned by Home Properties as general partner, and 282 units in one community are managed for other owners.

Our executive office is located at 850 Clinton Square, Rochester, New York 14604.  Our telephone number is (585) 546-4900.  You can find additional information regarding the Company in its filings with the SEC referenced in the section of this document entitled “Where You Can Find More Information” on page 20.

Our common stock is listed on the New York Stock Exchange under the symbol “HME.”

The website for the Company is http://www.homeproperties.com.  Information on this website does not constitute part of this prospectus.

Use of Proceeds

Proceeds from any newly issued shares of Common Stock, which we refer to as our Common Stock, purchased directly from us under the Plan will be available for general corporate purposes.  We have no basis for estimating either the number of shares of Common Stock that will ultimately be purchased directly from us, if any, under the Plan or the prices at which such shares will be sold.  If the Plan Administrator purchases shares of Common Stock in the open market under the Plan, we will not receive any proceeds.

Details about the Dividend Reinvestment and Direct Stock Purchase Plan

Purpose of the Plan

The Home Properties Dividend Reinvestment and Direct Stock Purchase Plan, which we refer to as the Plan, was established to promote long-term ownership in Home Properties and is designed to give our shareholders, residents, employees, limited partners and others a simple, convenient, and economical way to purchase our Common Stock.

We have periodically revised the Plan to provide new features, amend existing features and to clarify it.  If you have previously participated in the Plan, you may participate in its amended version without any further action on your part.

Please read this prospectus and the other information referred to carefully before you invest.  If you require an additional Plan prospectus, enrollment form, or further assistance, simply contact us or the Plan Administrator at the address set forth at the end of this prospectus.

Home Properties’ and the Plan Administrator’s Responsibilities

The Bank of New York Mellon administers the Plan.  Certain administrative support will be provided to the Plan Administrator by BNY Mellon Shareowners Services, a registered transfer agent, or BNY Mellon Securities LLC, an affiliate of the Plan Administrator and a registered broker-dealer.

The Plan Administrator, along with its affiliates, purchases and holds shares of stock for Plan participants, keeps records, mails statements, and performs other duties required by the Plan.

Neither Home Properties nor the Plan Administrator is liable for any act, or for any failure to act, as long as we make good faith efforts to carry out the terms of the Plan as described in this prospectus and on the forms that accompany each investment or activity.  This release from liability does not apply to violation of federal securities laws.

Neither Home Properties nor the Plan Administrator promises a profit or protects against a loss on the Common Stock purchased under the Plan.

Cash Dividends Paid by Home Properties

Home Properties has historically paid cash dividends four times a year, in February, May, August and November.  To receive a cash dividend, you must be a stockholder of Home Properties on the applicable record dates, which are approximately ten days prior to the dividend payment dates.  Dividends are declared by the board of directors.

Plan Service Fees

The following fees will be paid to the Plan Administrator by Plan participants:

Optional Cash Purchase of Shares (Initial):
By check, money order or debit	$ 15.00

Optional Cash Purchase of Shares (Subsequent):
By check or money order	$ 5.00
By pre-authorized debit from bank account	$ 2.00

Trading Fees (for all market purchase investments):	$ 0.06 per share

Sale of Shares of Common Stock:	$ 15.00 plus $0.12 per share

In addition, the Plan Administrator will charge a fee of $35.00 for insufficient funds or rejected automatic debits.  There are no fees for the share safekeeping service.

Home Properties will pay the Plan Administrator fees in connection with dividend reinvestments and optional cash purchases made by employees by means of payroll deduction.

In all other cases, Plan Administrator fees, including trading fees incurred in connection with Plan purchases of shares of Common Stock in the open market will be added to and considered part of the purchase price of such shares and service fees will be deducted from investment funds.

When shares of our Common Stock are sold by the Plan Administrator for a participant, the participant will be responsible for any trading fees, expenses, service charges or other expenses incurred pursuant to the sale of such shares of common stock.

Who May Participate

All U.S. citizens are eligible to join the Plan, whether or not they are currently Home Properties shareholders.

Foreign citizens are eligible to participate as long as their participation does not violate any laws in their home countries.

How to Enroll

Join the Plan at any time on-line through Investor ServiceDirect®.  New investors establish a Personal Identification Number (PIN) when setting up their account.  To access Investor ServiceDirect please visit the BNY Mellon Shareowners Services website at www.bnymellon.com/shareowner/isd.  Your initial investment can be made via on-line enrollment by authorizing a one-time deduction from your bank account, or by opening your account on-line and sending your initial investment.

Alternatively you may enroll by completing an Enrollment Form and returning it to the Plan Administrator.  If you own shares in a brokerage account, request the broker to enroll you, or you may direct your broker to register all or any number of whole shares in your own name through the Direct Registration System so you can participate as a registered owner as indicated above.

If you are already a Home Properties shareholder of record and would like to begin making optional cash purchases or switch your account to dividend reinvestment, you may do so online at www.bnymellon.com/shareowner/isd through Investor ServiceDirect.  Simply type in your Investor ID and PIN (first-time users will need to “Establish Pin” first).  Be sure to select one of the following investment options when enrolling.

Investment Options

Dividend Reinvestment

If you are a shareholder of record owning fewer than 100 shares, you can choose to fully reinvest your quarterly dividend.  You will have full Internet access to your account and you will receive an annual statement detailing all of your transactions for the year along with 1099-DIV tax reporting information.  If you are a shareholder of record owning 100 shares or more, you may elect to reinvest all or part of your dividends.  You will also have the convenience of access to your account over the Internet and will receive quarterly account statements.  As a participant, the dividends payable on your participating shares will purchase additional shares of Common Stock at the Plan Purchase Price (described below).  Your reinvested dividends will purchase whole and fractional shares, computed to four decimal places.

Optional Cash Purchase

As a Plan participant, you may elect to make optional cash purchases whether or not you are reinvesting dividends.  The Plan Administrator will initiate an investment at least once every five business days.  You will purchase whole and fractional shares, computed to four decimal places.  You will not receive interest on optional cash funds held pending a purchase.  Dividends paid on shares that are purchased for your account with optional cash payments will be reinvested automatically in Common Stock, unless you instruct the Plan Administrator otherwise.

Investment Amounts

If you are not a Home Properties stockholder of record or employee, you must invest at least $1,000 initially.  If you are a Home Properties stockholder of record or employee participating by means of payroll deduction, your initial investment can be as little as $50.

After the initial investment, participants can make optional cash purchases for a minimum of $50 up to a maximum of $10,000 per month.  For purposes of this $10,000 limitation, Home Properties reserves the right to aggregate all cash purchases from any participant with more than one Plan account using the same name, address or social security/taxpayer identification number.  Also for purposes of this $10,000 limitation, all Plan accounts that Home Properties believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated.

How to Make an Optional Cash Payment or an Automatic Optional Cash Payment from Your Bank Account

Make an optional cash payment by sending a check or by authorizing the Plan Administrator to automatically withdraw from your bank account.  Do not send cash to the Plan Administrator.  If you pay by check, please use the transaction stub located on the bottom of your Plan statement, make your check payable to BNY Mellon/HME and mail to the Plan Administrator’s address.  To authorize individual or monthly automatic deductions from your bank account, logon to your account in Investor ServiceDirect, or complete the appropriate section of the Enrollment Form.

The Source of Plan Shares and Use of Proceeds

Common Stock is either purchased directly from Home Properties or is purchased by the Plan Administrator in open trading.  Home Properties designates the source of the shares but cannot change the source more than once every three months and only if required by law or for another valid reason.  Proceeds received by Home Properties from direct sale of shares to the Plan will be used for general corporate purposes.  Share purchases in the open market can be made on any exchange where our Common Stock is traded or through negotiated transactions, on such terms as the Plan Administrator determines.  Neither Home Properties nor any participant will have the authority to direct the date, time or price at which shares may be purchased by the Plan Administrator.

The Purchase Date

Home Properties typically pays cash dividends on a quarterly basis.  If these cash dividends are used to purchase new shares of Common Stock directly from Home Properties, the Plan Administrator will reinvest dividends on the applicable date on which Home Properties pays dividends, which we refer to as a Dividend Payment Date.  If these cash dividends are used to acquire shares through open market purchases, the Plan Administrator will purchase all shares within 30 days of the applicable Dividend Payment Date.  If the dividends are not able to be fully invested within this 30-day period, dividends will be distributed in full, without interest, by the Plan Administrator to the stockholders participating in the Plan.

Funds for optional cash purchases of less than $10,000 per month may be deposited into your Plan account at any time and will be used to acquire shares at least once every five business days, which we refer to as a Cash Purchase Investment Date.  If these funds deposited during a particular investment period are used to acquire new shares directly from Home Properties, they will be invested on the next Cash Purchase Investment Date.  If these funds are used to acquire shares through open market purchases, the Plan Administrator will purchase all shares within 30 days of the next Cash Purchase Investment Date.  If funds deposited for optional cash purchases are not able to be fully invested within this 30-day period, the funds will be returned in full, without interest, by the Plan Administrator to the applicable stockholders and/or new investors.

The Plan Purchase Price

The Plan Purchase Price for shares of Common Stock purchased directly from Home Properties with reinvested cash dividends or optional cash payments will be the average of the daily high and low trading prices, computed up to seven decimal places, if necessary, of our Common Stock on the applicable purchase date.  For shares purchased by the Plan Administrator in open trading with reinvested cash dividends or optional cash payments, the Plan Purchase Price will be the weighted average price paid by the Plan Administrator for all shares purchased by it for participants with the invested funds on the applicable purchase date, including all trading fees and service charges.

Waiver Purchase

Optional Cash Purchase in excess of $10,000 per month

Home Properties considers requests for optional cash purchases greater than $10,000 per month on a month-by-month basis and approves requests based on various corporate factors and market conditions.  Such waivers require a signed Request for Waiver Form submitted by the participant and approved by Home Properties.  Home Properties may deny such purchases for any reason.

If a request for waiver is approved, the price of shares purchased pursuant to the request for waiver will be determined using a pricing period of not less than one but not more than ten trading days as determined by Home Properties, which we refer to as the Pricing Period, commencing on a date set by us.  Optional cash payments or initial investments made pursuant to a request for waiver will be used to purchase shares of our Common Stock as soon as practicable on or after the business day following the last day of the Pricing Period, which such date we refer to as the Waiver Investment Date.  The Plan Administrator will apply all good funds received on or before the last business day before the Pricing Period to purchase of shares of our Common Stock.  Funds received after this date will be returned to you.

For purposes of determining the price per share on the Waiver Investment Date, the price will be equal to the average of the high and low sale prices of our shares, computed up to seven decimal places, if necessary, as quoted on the NYSE, for the trading days during the Pricing Period immediately preceding the Waiver Investment Date.  The purchase price on any waiver investment date may be reduced by the waiver discount (discussed below), if any.

For any Pricing Period, we may establish a minimum purchase price per share, which we refer to as the Threshold Price, applicable to optional cash payments and initial investments made pursuant to a request for waiver.  At least two business days prior to the first day of the applicable Pricing Period, we will decide whether to establish a Threshold Price, and if so, its amount.  We will notify the Plan Administrator as to the amount of the Threshold Price, if any.  We will make this determination at our discretion after a review of current market conditions, the level of participation in the Plan and current and projected capital needs.

If a Threshold Price is established for any Pricing Period, it will be fixed as a dollar amount that the average of the high and low sale prices of our Common Stock as quoted on the NYSE for each trading day during the applicable Pricing Period must equal or exceed (not adjusted for a waiver discount, if any).  In the event that the Threshold Price is not satisfied for a trading day in the Pricing Period, then that trading day will be excluded from the Pricing Period and all trading prices for that trading day will be excluded from the determination of the purchase price.  In addition, we will exclude from the pricing period and from the determination of the purchase price, any trading day in which no trades of Common Stock are made on the NYSE.  Thus, for example, for a five-day Pricing Period, if the Threshold Price is not satisfied or no trades of our Common Stock are reported for one of the five trading days in the Pricing Period, then the purchase price will be based on the remaining four trading days in which the Threshold Price is satisfied.

In addition, a portion of each optional cash payment or initial investment will be returned for each trading day of a Pricing Period in which the Threshold Price is not satisfied or for each trading day in which no trades of our Common Stock are reported on the NYSE.  The amount returned will be equal to a pro rata portion of the amount of the optional cash payment or initial investment (not just the amount in excess of $10,000) for each trading day that the Threshold Price is not satisfied or in which no trades of our Common Stock are reported.  For example, for a five-day pricing period, if the Threshold Price is not satisfied or no trades of our Common Stock are reported for one of the five trading days in the Pricing Period, then 1/5 (or 20%) of the optional cash payment or initial investment will be returned without interest.

The establishment of the Threshold Price and the possible return of a portion of an optional cash payment or initial investment applies only to optional cash payments and initial investments made pursuant to a request for waiver.  Setting a Threshold Price for a Pricing Period will not affect the setting of a Threshold Price for a subsequent Pricing Period.  We may waive our right to set a Threshold Price for any Pricing Period.  Neither we nor the Plan Administrator is required to provide you with any written notice as to the Threshold Price for any Pricing Period.  You may contact the Plan Administrator’s Waiver Department at (201) 680-5300 to find out if a Threshold Price has been fixed or waived for any given Pricing Period.

For each Pricing Period, we may establish a discount from the market price applicable to optional cash payments and initial investments made pursuant to a request for waiver.  This waiver discount, if any, will range from 0% to 5% of the purchase price determined by the Pricing Period and may vary for each Pricing Period.  The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our Common Stock as compared to other sources of funds and current and projected capital needs.  You may obtain information regarding the maximum waiver discount, if any, by contacting the Plan Administrator’s Waiver Department at (201) 680-5300.  Setting a waiver discount for a particular Pricing Period will not affect the setting of a waiver discount for any subsequent Pricing Period.  The waiver discount, if any, will apply only to optional cash payments and initial investments in excess of $10,000.  The waiver discount will apply to the entire optional cash payment or initial investment made pursuant to a waiver and not just the portion in excess of $10,000.

We only will establish a Threshold Price or waiver discount for shares of Common Stock that are purchased directly from us.

You may obtain a Request for Waiver Form and information about any discount by contacting the Plan Administrator at [(201) 680-5300].  Completed Request for Waiver Forms should be faxed to the Plan Administrator at [(201) 680-4688], no later than three business days prior to the applicable Waiver Investment Date.

Tracking Your Investment in the Plan

If you own 100 shares or more and you participate in dividend reinvestment, the Plan Administrator mails you a quarterly statement showing all transaction details for your account including year-to-date and other information.  If you own fewer than 100 shares and you elect to fully reinvest your dividends, the Plan Administrator mails you an annual statement detailing all transactions for the year.  The Plan Administrator sends supplemental statements or notices when you make an initial or optional cash purchase or a deposit, transfer, sale or withdrawal of shares.  If you do not participate in dividend reinvestment, you receive a statement or notice confirming any transaction you make.  An annual statement of your holdings is sent even if there was no activity during the year in your account.

You can also access your Plan account statement through BNY Mellon Shareowners Services’ on-line program, MLinksm.  Convenient and easy on-line access to your shareowner communications is only a click away.  Besides your Plan account statements, you may access your 1099 tax documents, notification of ACH transmissions, transaction advices, annual meeting materials and selected correspondence on-line.

Enrollment is simple and quick.  Logon to Investor ServiceDirect® to enjoy the many benefits MLinksm offers, including:

•	Faster delivery of important documents
•	Electronic notification of account activity via email
•	Secure access to your mailbox 24 hours a day, 7 days a week
•	Convenience of managing your documents – view, print, download

Please visit www.bnymellon.com/shareowner/isd for more information.

If the address on your account changes, please notify the Plan Administrator either in writing or online by following the above instructions and then clicking “Manage Account Info,” then “Edit Account Address.”

Remember to save your account statements, along with this Prospectus and other pertinent tax information related to Home Properties Dividend Reinvestment and Direct Stock Purchase Plan, to establish the cost basis of your common stock purchased in the Plan.

Safekeeping Your Stock Certificates

Shares of Home Properties Common Stock that you purchase in the Plan are maintained in your Plan account for safekeeping in book-entry form.  You do not receive a certificate for those shares unless you request one.  You do receive a periodic statement detailing the status of your holdings.

Any Home Properties shareholder may use the Plan’s safekeeping service for other Home Properties stock certificates.  Safekeeping is beneficial since you do not bear the risk and cost associated with the loss, theft, or destruction of stock certificates.  With safekeeping, you retain the option to receive cash dividends or reinvest your dividends.

To deposit other Home Properties shares in the Plan’s safekeeping service, you may deposit your certificates for those shares free of charge with the Plan Administrator.  The Plan Administrator will provide mail loss insurance coverage for certificates with a value not exceeding $100,000 in any one shipping package that you mail to its address at Newport Office Center VII, 480 Washington Boulevard, Jersey City, NJ 07310 by USPS registered mail or by overnight courier.

Note: Mail loss insurance covers only the replacement of shares of stock and in no way protects any loss resulting from fluctuations in the value of such shares.

Contact the Plan Administrator for additional information about direct registration of shares under the Plan, safekeeping of stock certificates and accounts held through brokers.

Obtaining Stock Certificates

You can withdraw shares in certificate form from your Plan account without charge by notifying the Plan Administrator.  The Plan Administrator issues certificates in the name registered on the account, unless you instruct the Plan Administrator to issue them in another person’s name or deliver a stock power to the Plan Administrator with your instructions.  In order for certificates to be issued to another person, the signature on the stock power must be guaranteed by a financial institution.  This ensures that the individual signing a stock certificate or stock power is in fact the registered owner named on the stock certificate or stock power.  Contact your bank or broker for more information regarding this guarantee.

The Plan Administrator issues certificates for whole shares only.  The Plan Administrator mails a check for the value of the fractional shares to you.

Selling Shares in Your Plan Account

Sale requests will be processed and your shares will, subject to market conditions and other factors, generally be sold within 24 hours of receipt of your request.  BNY Mellon Shareowners Services cannot accept instructions to sell shares on a specific day or at a specific price.  The price per share will be the average price per share of all Home Properties shares sold during such period by our transfer agent for Plan participants and holders of book-entry shares.  You receive the proceeds of the sale less a flat service fee of $15 plus an additional 12 cents per share.  This fee is set by the Plan Administrator and is subject to change.  To authorize the sale of shares through our transfer agent, you may either:

•	Log on to your account at www.bnymellon.com/shareowner/isd,

•	Mail written instructions to BNY Mellon Shareowners Services, or

•	Call BNY Mellon Shareowners Services at (888) 245-0458, toll free.

Alternatively, you may choose to sell your shares through a stockbroker of your choice, in which case you would have to request that the Plan Administrator electronically transfer your shares to your stockbroker.  You may also request a certificate for your shares from the Plan Administrator for delivery to your stockbroker prior to settlement of such sale.

Closing Your Plan Account

You may stop participating in the Plan at any time on-line through Investor ServiceDirect, by notifying the Plan Administrator in writing or by completing and returning the transaction stub of your most recent Plan account statement.

To stop automatic optional cash payments that are withdrawn from your bank account, contact the Plan Administrator at least one week before the last business day of the month.

When you close your account, you may receive:

•              certificates for full shares in your account and cash for remaining fractional shares,

•	certificates for any portion of full shares and cash for remaining full and fractional shares, or

•	cash for all full and fractional shares.

Please note that all cash sale proceeds are less the service fee described above.

Changes/Termination of the Plan

Home Properties reserves the right to amend, suspend or discontinue the Plan at any time.  The Plan Administrator will send you written notice of any significant changes to the Plan.

If we discontinue the Plan, the Plan Administrator will return any unused optional cash payments in your account.

Suspension/Termination of Your Participation

Home Properties also reserves the right at any time and from time to time to suspend or terminate your participation in the plan or refuse any optional cash payments from any person who, in our sole discretion, we determine that uses the Plan in a manner inconsistent with its intended purpose, such as excessive activity through multiple accounts.  We also may suspend, terminate or refuse participation in the Plan by any person whose participation in the Plan or any increase in the number of his or her shares of Common Stock that would, in our opinion, jeopardize the REIT status of Home Properties.   If we exercise this right, the Plan Administrator will notify you in writing and continue to safekeep your shares but will not accept optional cash payments from you or reinvest your dividends.  The Plan Administrator can issue a certificate to you or transfer your shares electronically upon your request.

You may terminate your account at any time by notifying the Plan Administrator.  Such notice must be received by the Plan Administrator no later than five days prior to any dividend record date for your account to be terminated and dividends to be paid directly to you; otherwise the request will not be processed until after purchases made from the dividends paid have been completed and credited to the participant’s accounts.

The Plan Administrator may terminate your account upon written notice to you.

Once termination is effected, the Plan Administrator will continue to hold your shares unless you request them to be sold or issued.  Upon your request, the Plan Administrator will sell the full shares held in your account and you will receive the proceeds minus any brokerage commissions, transfer taxes and a service charge.  Alternatively, you may request a certificate for the full shares held in your Plan account.  For any fractional shares in your account, the Plan Administrator will pay you in cash at the then current market value of shares of Common Stock.

Voting of Shares

For each annual or special stockholders meeting, you will receive proxy materials and a proxy card representing shares you own in certificate form and/or for whole and fractional shares owned in your Plan account.  The proxy allows you to indicate how you want your shares to be voted.  Your shares are voted only as you indicate.  However, you must sign your proxy card or your shares will not be voted, or, alternatively, you may wait to vote your shares in person at the stockholders meeting.

Handling of Stock Splits, Stock Dividends and Other Distributions

If Home Properties declares a stock split or stock dividend, the Plan Administrator will credit your Plan account with the appropriate number of shares on the payment date.

In the event of a stock subscription or an offering by Home Properties to its stockholders rights to purchase additional shares of Common Stock or other securities, you will be entitled to these rights based on the number of shares in your account on the record date for these transactions.  The Plan Administrator will provide you with appropriate instructions for taking any such actions to exercise such rights.

Income Tax Information

Relating to Dividends and Trading Fees

A portion of your dividends, whether or not your dividends are reinvested, is considered taxable income in the year you receive it, and a portion of your dividends is considered return of capital.  You will receive an annual statement from the Plan Administrator indicating the amount of dividends reported as taxable dividend income to the IRS on Form 1099.

Relating to Transfer of Shares

You do not realize a gain or loss for U.S. federal income tax purposes when you transfer shares into the Plan or when you withdraw whole shares from the Plan.  You realize a gain or loss when you sell shares held in the Plan, including cash received for fractional shares.  You are required to report this gain or loss on your federal income tax return.

Withholding Taxes

Generally, if you are a foreign stockholder or if you are subject to “back-up” withholding under Section 3406(a)(1) of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, the Plan Administrator shall invest in our shares in an amount equal to the reinvested dividends less the amount of tax required to be withheld.  The Plan Administrator will withhold the required amount determined according to U.S. Treasury regulations.  This withholding amount will be reflected in your Plan account.

Governing Law

Maryland law governs the terms and conditions of the Plan, the Enrollment Form, the account statements, and other documents relating to the Plan.

Description of Capital Stock

The authorized capital stock of Home Properties consists of:

•	80 million shares of common stock, $0.01 par value, which we refer to as Common Stock, of which 32,431,304 shares were outstanding on December 31, 2008;

•	10 million shares of preferred stock, $0.01 par value, which we refer to as Preferred Stock, none of which were outstanding on December 31, 2008; and

•	10 million shares of “excess stock,” $0.01 par value, which we refer to as Excess Stock, none of which were outstanding on December 31, 2008.

For more information about our capital stock and about our Articles of Amendment and Restatement of Articles of Incorporation, as amended, which we sometimes refer to as our Articles of Incorporation and Second Amended and Restated Bylaws, which we sometimes refer to as our Bylaws, you should refer to our Articles of Incorporation and Bylaws, which have been filed as exhibits to other reports incorporated by reference into this prospectus.  In addition, for a discussion of limitations on the ownership of our capital stock, you should refer to the section entitled “Common Stock − Restrictions on Ownership Limits” in this prospectus.

Common Stock

General

All of the shares of Common Stock offered by this prospectus will be duly authorized, fully paid, and nonassessable when issued.  Holders of the Common Stock have no conversion, redemption, sinking fund or preemptive rights; however, shares of Common Stock in excess of certain ownership limits automatically convert into shares of Excess Stock.  Under the Maryland General Corporation Law, which we refer to as the MGCL, stockholders are generally not liable for our debts or obligations, and the holders of shares will not be liable for further calls or assessments by us.  Subject to the provisions of our Articles of Incorporation regarding Excess Stock, described below, all shares of Common Stock have equal dividend, distribution, liquidation and other rights and will have no preference or exchange rights.

Distributions

Subject to the right of holders of Preferred Stock outstanding from time to time to receive preferential distributions, holders of shares of Common Stock are entitled to receive distributions in the form of dividends if and when declared by our board of directors out of funds legally available for that purpose, and, upon liquidation of Home Properties, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities, including debts and liabilities arising out of our status as general partner of the Operating Partnership, and any liquidation preference of issued and outstanding Preferred Stock.  It is the Company’s policy to pay dividends.  We have historically paid dividends on our Common Stock on a quarterly basis in the months of February, May, August and November.

Voting Rights

The holder of each outstanding share of Common Stock is entitled to one vote on all matters presented to stockholders for a vote, subject to the provisions of our Articles of Incorporation regarding Excess Stock.  As described below, our board of directors has, and may in the future, grant holders of one or more series of Preferred Stock the right to vote with respect to certain matters when it fixes the attributes of such series of Preferred Stock.  Our Articles of Incorporation provide that our Bylaws may be amended by our board of directors.

Pursuant to the MGCL, with certain exceptions, we cannot dissolve, amend our charter, merge with or into another entity, sell all or substantially all our assets, engage in a share exchange or engage in similar transactions unless such action is approved by stockholders holding a majority of the outstanding shares entitled to vote on such matter.  In addition, the Second Amended and Restated Partnership Agreement of the Operating Partnership, as amended, requires that any merger or sale of all or substantially all of the assets of the Operating Partnership be approved by partners holding a majority of the outstanding limited partnership units in the Operating Partnership, excluding any such limited partnership units in the Operating Partnership held by us, directly or indirectly.

The holder of each outstanding share of Common Stock is entitled to one vote in the election of directors who serve for terms of one year.  Holders of the shares of Common Stock will have no right to cumulative voting for the election of directors.  Consequently, at each annual meeting of stockholders, the holders of a majority of the shares entitled to vote in the election of directors will be able to elect all of the directors, subject to certain rights of the holders of Preferred Stock and certain provisions in the MGCL, our Articles of Incorporation and our Bylaws, as described below.  Directors may be removed only for cause and only with the affirmative vote of the holders of a majority of the shares entitled to vote in the election of directors.

Restrictions on Ownership

In order for us to maintain our status as a real estate investment trust (REIT) under the Code, there are restrictions on the concentration of ownership of our capital stock.  See the description under “Excess Stock - Ownership Limits” below.

Preferred Stock

General

We may issue shares of Preferred Stock from time to time, in one or more series, as authorized by our board of directors.  The board of directors will fix the attributes of any Preferred Stock that it authorizes for issuance.  Because the board of directors has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock.  The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of Home Properties.

Excess Stock

Ownership Limits

Our Articles of Incorporation contain certain restrictions on the number of shares of capital stock that  stockholders may own.  For us to qualify as a REIT under the Code, no more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year.  The shares of our capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.

Because we expect to continue to qualify as a REIT, our Articles of Incorporation contain restrictions on the ownership and transfer of shares of our capital stock intended to ensure compliance with these requirements.  Subject to certain exceptions specified in our Articles of Incorporation, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8%, which we refer to as the Ownership Limit, of the value of the issued and outstanding shares of our capital stock.  Certain entities, such as qualified pension plans, are treated as if their beneficial owners were the holders of the Common Stock held by such entities.  Certain holders are accepted from the Ownership Limit in our Articles of Incorporation.  Others may be accepted by action of our board of directors.

Our board of directors may increase or decrease the Ownership Limit from time to time, but may not do so to the extent that after giving effect to such increase or decrease: (i) five beneficial owners of Shares could beneficially own in the aggregate more than 49.5% of the aggregate value of our outstanding capital stock or (ii) any beneficial owner of capital stock would violate the Ownership Limit as a result of a decrease.  The board of directors may waive the Ownership Limit with respect to a holder if such holder provides evidence acceptable to the Board of Directors that such holder’s ownership will not jeopardize our status as a REIT.  Waivers of the Ownership Limit have been granted to certain institutional investors in connection with prior sales of our certain series of our Preferred Stock, none of which are currently outstanding.

Any transfer of our outstanding capital stock, which we refer to as the Outstanding Stock, that would:

•	cause any holder, directly or by attribution, to own capital stock having a value in excess of the Ownership Limit,

•	result in shares of capital stock other than Excess Stock, if any, to be owned by fewer than 100 persons,

•	result in our being closely held within the meaning of section 856(h) of the Code, or

•	otherwise prevent us from satisfying any criteria necessary for us to qualify as a REIT,

is null and void, and the purported transferee acquires no rights to such Outstanding Stock.

Conversion to Excess Shares

Outstanding Stock owned by or attributable to a stockholder or shares purportedly transferred to a holder which cause such holder or any other holder to own shares of capital stock in excess of the Ownership Limit automatically convert into shares of Excess Stock.  Upon issuance, Excess Stock is transferred by operation of law to a separate trust, with Home Properties acting as trustee, for the exclusive benefit of the person to whom such Outstanding Stock may be ultimately transferred without violating the Ownership Limit.  Excess Stock is not treasury stock, but rather constitutes a separate class of issued and outstanding stock of Home Properties.  While the Excess Stock is held in trust, it is not entitled to vote, is not considered for purposes of any stockholder vote or the determination of a quorum for such vote and is not entitled to participate in dividends or other distributions.  Any record owner or purported transferee of stock which has converted into Excess Stock who receives a distribution prior to our discovery that such stock has been converted into Excess Stock must repay such dividend or distribution upon demand.

Repurchase Right with Respect to Excess Stock

While Excess Stock is held in trust, we will have the right to purchase it from the trust for the lesser of:

•
the price paid for the Outstanding Stock which converted into Excess Stock by the holder of the Excess Stock, which we refer to as the Excess Holder (or the market value of the Outstanding Stock on the date of conversion if no consideration was given for the Outstanding Stock) or

•
the market price of shares of capital stock equivalent to the Outstanding Stock which converted into Excess Stock (as determined in the manner set forth in the Articles of Incorporation) on the date we exercise our option to purchase.

We must exercise this right within the 90-day period beginning on the date on which we receive written notice of the transfer or other event resulting in the conversion of Outstanding Stock into Excess Stock.

Effect of Liquidation

Upon our liquidation, distributions will be made with respect to such Excess Stock as if it consisted of the Outstanding Stock from which it was converted.

Appointment of Beneficiaries

Any Excess Holder, with respect to each trust created upon the conversion of  Outstanding  Stock into Excess Stock, may designate any individual as a beneficiary of such trust; provided, such person would be permitted to own the Outstanding  Stock which converted into the Excess Stock held by the trust under the Ownership Limit and the consideration paid to such Excess Holder in exchange for designating such person as the beneficiary is not in excess of the price paid for the Outstanding Stock which converted into Excess Stock by the Excess Holder (or the market value of the Outstanding  Stock on the date of conversion if no consideration was given for the Outstanding Stock).  Our redemption right must have expired or been waived prior to such designation.  Immediately upon the designation of a permitted beneficiary, the Excess Stock, if any, will automatically convert into shares of the Outstanding Stock from which it was converted and we as trustee of the trust will transfer such shares, if any, and any proceeds from redemption or liquidation without interest to the beneficiary.

If the restrictions on ownership and transfer, conversion provisions or trust arrangements in our Articles of Incorporation are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the Excess Holder of any Outstanding  Stock that would have converted into shares of Excess Stock if the conversion  provisions of the Articles of Incorporation were enforceable and valid shall be deemed to have acted as an agent on behalf of us in acquiring such Outstanding Stock and to hold such Outstanding Stock on behalf of us unless we waive our right to this remedy.

Antitakeover Effect of Ownership Limits

The ownership and transfer limitations contained in our Articles of Incorporation in order to permit us to preserve our REIT status, may have the effect of precluding acquisition of control of Home Properties without the consent of our board of directors.  All certificates representing shares of capital stock will bear a legend referring to the ownership restrictions, or, if the shares are uncertificated and in book-entry form, Home Properties shall send to the registered owner a written notice containing the information otherwise required to be set forth or stated on the certificates representing such shares.  The restrictions on transferability and ownership will not apply if the board of directors determines, and the stockholders concur, that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.  Approval of the limited partners of the Operating Partnership to terminate REIT status is also required.

Ownership Reports

Every owner of more than 5% of our issued and outstanding shares of capital stock must file a written notice with us containing the information specified in the Articles of Incorporation no later than January  31 of each  year.  In addition, each stockholder shall, upon demand, be required to disclose to us in writing such information as we may request in order to determine the effect of such stockholder’s direct, indirect and attributed ownership of shares of capital stock on our status as a REIT or to comply with any requirements of any taxing authority or other governmental agency.

Certain Provisions of Maryland Law and of Our Articles of Incorporation and Bylaws

The following is a summary of certain provisions of Maryland law and of our Articles of Incorporation and Bylaws.  Copies of our Articles of Incorporation and Bylaws are incorporated by reference into the exhibits to the registration statement of which this prospectus is a part.  See “Where You Can Find More Information” on page 20.

The Board of Directors

Our Articles of Incorporation and Bylaws provide that our board of directors will set the number of directors, which shall be no more than twelve and not fewer than three directors, unless (i) there is no capital stock outstanding, then the number of directors may be fewer than three but not fewer than one, or (ii) if there is capital stock outstanding and there are fewer than three stockholders, then the number of directors may be fewer than free but not less than the number of remaining stockholders.  Except any vacancy among directors elected separately by a separate class of shares, any vacancy (including one created by an increase in the number of directors) may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, and, in the case of a vacancy resulting from the removal of a director, by the stockholders.  Any director elected to fill a vacancy will serve until the next annual meeting of stockholders and until his successor is elected and qualified.

Pursuant to our Articles of Incorporation, the members of our board of directors serve one-year terms until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.  Holders of shares of our Common Stock have no right to cumulative voting in the election of directors and directors are elected by a plurality of votes cast in the election of directors.  Consequently, at each annual meeting of stockholders at which our board of directors is elected, the holders of a majority of the shares of our Common Stock are able to elect all of the members of our board of directors.  Our Articles of Incorporation permits our stockholders to remove a director but only for cause and then only upon the affirmative vote of a majority of the shares of our Common Stock entitled to vote on any such proposal; provided, however, if a director is elected by holders of a class or series of capital stock other than Common Stock and except as otherwise provided by the terms of such capital stock, such director may be removed without cause solely by the affirmative vote of stockholders holding at least a majority of all of the votes of that class or series.

Termination of REIT Status

Our board of directors, under our Articles of Incorporation, is prohibited from taking any action to terminate our REIT status or to amend the provisions of our Articles of Incorporation regarding Excess Stock unless such action is approved by the board of directors, presented to an annual or special meeting of stockholders and approved by vote of a majority of votes entitled to be cast.

Business Combinations

Maryland law prohibits “business combinations” between a corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  These business combinations include a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates.  Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our voting stock; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder.  However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of Common Stock; and

•
two-thirds of the votes entitled to be cast by holders of the Common Stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the holders of Common Stock receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Our Articles of Incorporation exclude business combinations between the corporation and our founders, Norman and Nelson Leenhouts and their affiliates from these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and the founders or their affiliates.  We believe that our ownership restrictions will substantially reduce the risk that a stockholder would become an “interested stockholder” within the meaning of the Maryland business combination statute.

Unsolicited Takeovers

The MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors, and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling by stockholders of a special meeting of stockholders.

Through provisions in our Articles of Incorporation and Bylaws unrelated to Subtitle 8, we already (a) vest in the board the exclusive power to fix the number of members of the board of directors and (b) require, unless called by our chairman of the board, our president, the board, the request of holders of 25% outstanding shares to call a special meeting.  We have not elected to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on the board.

Amendment to Our Articles of Incorporation and Bylaws

Our Articles of Incorporation may be amended only if declared advisable by the board of directors and approved by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter.  Our Bylaws may only be adopted, amended, altered or repealed by the board of directors.

Dissolution of Our Company

The dissolution of Home Properties must be declared advisable by the board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Effect of Certain Provisions of Maryland Law and of Our Articles of Incorporation and Bylaws

The business combination provisions of the MGCL, the provisions of our Articles of Incorporation regarding the restrictions on ownership and transfer of our stock and the provisions of our Bylaws setting the number of members of the board of directors could delay, defer or prevent a transaction or a change of control of the Company that might involve a premium price for holders of our Common Stock or otherwise be in their best interest.  Likewise, if our board of directors resolves to avail any of the provisions of the MGCL not currently applicable to us or if the provision in the Articles of Incorporation opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar effects.

Plan of Distribution

Under the Plan, our Common Stock is either purchased directly from us or is purchased by the Plan Administrator in open trading.  Home Properties designates the source of the shares but cannot change the source more than once every three months and only if required by law or other valid reason.

Persons who acquire shares of our Common Stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act.  We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.  We may, however, accept optional cash payments and initial investments made pursuant to requests for waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any discounts applicable to optional cash payments and initial investments made under the Plan.  Those transactions may cause fluctuations in the trading volume of our Common Stock.  Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters.  We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan.  We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Legal Matters

The validity of the securities offered hereby will be passed upon by Nixon Peabody LLP.

Where You Can Find More Information

This prospectus, which forms part of the Registration Statement, does not contain all of the information in the Registration Statement.  We have omitted certain parts of the Registration Statement, as permitted by the rules and regulations of the SEC.  For further information regarding Home Properties or our Common Stock, you may read and copy any reports, proxy statements or other information we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.  You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Our public filings with the SEC are also available to the public on the SEC’s Internet website at http://www.sec.gov or Home Properties’ internet website of http://www.homeproperties.com.  In addition, our Common Stock is listed and traded on the NYSE, and you may also obtain similar information about us at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

We furnish holders of our Common Stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year.  We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents but may not be complete descriptions of those documents or complete copies of those documents.  Please refer to the exhibits to the Registration Statement and other documents filed by us with the SEC.

Incorporation of Certain Information by Reference

This prospectus does not repeat important information that you can find in our Registration Statement, reports and other documents that we file with the SEC.  The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents.  The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information.  Therefore, before you decide to invest in the Common Stock offered under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus.  In all cases, you should rely on later information over different information included in this prospectus.  We incorporate by reference into this prospectus the documents listed below, except to the extent any information contained in such filings is deemed “furnished” in accordance with SEC rules (such furnished information is not deemed filed under the Exchange Act and is not incorporated in this prospectus):

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009;

•	Our Proxy Statement on Schedule 14A, filed with the SEC on April 1, 2009; and

•
The description of our Common Stock set forth on our Registration Statement on Form 8-A, dated June 8, 1994 and the information incorporated by reference set forth in the Registration Statement on Form S-11 (No. 33-78862), as amended, or a prospectus subsequently filed under the heading “Description of Capital Stock.”

We also incorporate by reference the information in all other documents that we file with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

If you would like to receive a copy of any document incorporated by reference into this prospectus, you may request a copy of these filings, at no cost, by writing or telephoning us at:  Ann M. McCormick, Secretary, 850 Clinton Square, Rochester, New York 14604 Tel: (585) 546-4900.

Home Properties, Inc.

Dividend Reinvestment and Direct Stock Purchase Plan

2,967,338 Shares of Common Stock

_______________________

Prospectus

May 7, 2009

_______________________

Plan Administrator: The Bank of New York Mellon P.O. Box 358035 Pittsburgh, PA 15252-8035 Phone: 888-245-0458 Internet: www.bnymellon.com/shareowner	NYSE Ticker Symbol: HME Company Internet: www.homeproperties.com Address: Home Properties 850 Clinton Square Rochester, New York 14604
Important Plan Dates:

Dividends Paid and Reinvested	Quarterly in February, May, August and November
Optional Cash Purchase Investment Date	At least once every five business days of each month
Optional Cash Payment Due Date	No later than one business day preceding each Optional Cash Purchase Investment Date
Automatic Bank Account Withdrawal	The first day of each calendar month

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus.  You must not rely on any unauthorized information or representations.  This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus is current only as of its date.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses to be incurred by Home Properties in connection with the registration and distribution of the shares of Common Stock being under this Registration Statement.  Such expenses, other than the SEC registration fee, are estimates:

SEC Registration Fee(1)	$0
NYSE Listing Fee	$0
Legal Fees and Expenses	$2,500*
Accounting Fees and Expenses	$1,500*
Printing Expenses	$0
Miscellaneous	$2,000*

Total	$6,000
*Estimated

(1) On September 20, 2006, the registrant paid a filing fee of $18,392 in connection with the registration of 3,000,000 shares of its common stock, par value $0.01 per share, on Form S-3, File No. 333-137467 (the “Original Registration Statement”).  2,967,338 shares of common stock covered by the Original Registration Statement are included in this registration statement on Form S-3 and the $18,191.46 filing fee paid in connection with those shares is being carried forward pursuant to Rule 415(a)(6) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), to offset the $5,882.14 filing fee currently due with respect to such unsold shares.

Item 15.  Indemnification of Directors and Officers

Our officers and directors are and will be indemnified under Maryland law, our Articles of Amendment and Restatement of Articles of Incorporation, as amended (“Articles of Incorporation”), our Second Amended and Restated By-laws (“By-laws”), and the Second Amended and Restated Partnership Agreement (“Partnership Agreement”) of Home Properties, L.P., a New York limited partnership of which we are the general partner, against certain liabilities.  The Articles of Incorporation require us to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of Maryland.  The By-laws contain provisions which implement the indemnification provisions of the Articles of Incorporation.

The Maryland General Corporation Law (“MGCL”) permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.  No amendment of our Articles of Incorporation shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal.  The MGCL permits us to provide indemnification to an officer to the same extent as a director, although additional indemnification may be provided if such officer is not also a director.

The MGCL permits the articles of incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions.  The MGCL does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received), or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.  Our Articles of Incorporation contain a provision consistent with the MGCL.  No amendment of the Articles of Incorporation shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment or repeal.

The Partnership Agreement also provides for indemnification of us and our officers and directors to the same extent indemnification is provided to officers and directors of the Company in its Articles of Incorporation.  Additionally, the Partnership Agreement limits the liability of the Company and our officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company to the Company and its stockholders is limited under our Articles of Incorporation.

We have entered into indemnification agreements with each of our directors and certain of our officers.  The indemnification agreements require, among other things, that we indemnify our directors and those officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.  We also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under our directors’ and officers’ liability insurance.  Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Articles of Incorporation and the By-laws and the Partnership Agreement, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the board of directors or by the stockholders to eliminate the rights provided.

We have purchased insurance under a policy that insures both the Company and our officers and directors against exposure and liability normally insured against under such policies, including exposure on the indemnities described above.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, the SEC has indicated that this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits

4.1	Articles of Amendment and Restatement of Articles of Incorporation of Home Properties of New York, Inc.

4.2	Articles of Amendment of Articles of Incorporation of Home Properties of New York, Inc.

4.3	Articles of Amendment of Articles of Incorporation of Home Properties of New York, Inc.

4.4	Articles of Amendment of Articles of Incorporation of Home Properties of New York, Inc.

4.5	Second Amended and Restated By-laws of Home Properties, Inc.

4.6	Form of Common Stock Certificate

5	Opinion of Nixon Peabody LLP as to legality of Common Stock*

10	Seventh Amended and Restated Dividend Reinvestment and Direct Stock Purchase Plan of Home Properties, Inc.

23.1	Consent of Nixon Peabody LLP (included as part of Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP*

24	Power of Attorney (included on signature page)

* Included with this filing.

Item 17. Undertakings

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs  (a)(1)(A), (a)(1)(B) and (a) (1)(C) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(B) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(C) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(D) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, New York, on May 7, 2009.

HOME PROPERTIES, INC.

By: /s/ Edward J. Pettinella
Edward J. Pettinella
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Edward J. Pettinella, David P. Gardner and Ann M. McCormick, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and person each and every act and thing requisite or necessary that he might do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents of any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Edward J. Pettinella Edward J. Pettinella	Director, President, Chief Executive Officer (Principal Executive Officer)	May 7, 2009
/s/ David P. Gardner David P. Gardner	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	May 7, 2009
/s/ Robert J. Luken Robert J. Luken	Senior Vice President, Chief Accounting Officer and Treasurer (Principal Accounting Officer)	May 7, 2009
/s/ Nelson B. Leenhouts Nelson B. Leenhouts	Co-Chair	May 7, 2009
/s/ Norman P. Leenhouts Norman P. Leenhouts	Co-Chair	May 7, 2009
/s/ Stephen R. Blank Stephen R. Blank	Director	May 7, 2009
/s/ Josh E. Fidler Josh E. Fidler	Director	May 7, 2009
/s/ Alan L. Gosule Alan L. Gosule	Director	May 7, 2009
/s/ Leonard F. Helbig, III Leonard F. Helbig, III	Director	May 7, 2009
/s/ Clifford W. Smith, Jr. Clifford W. Smith, Jr.	Director	May 7, 2009
/s/ Paul L. Smith Paul L. Smith	Director	May 7, 2009
/s/ Amy L. Tait Amy L. Tait	Director	May 7, 2009

EXHIBIT INDEX

Home Properties, Inc.
Registration Statement on Form S-3

Number	Description	Location
4.1	Articles of Amendment and Restatement of Articles of Incorporation of Home Properties of New York, Inc.	Incorporated by reference to Exhibit 3.1 of Registration Statement on Form S-3 (File No. 333-52601) filed on May 14, 1998
4.2	Articles of Amendment of Articles of Incorporation of Home Properties of New York, Inc.	Incorporated by reference to Exhibit 3.2 of Registration Statement on Form S-3 (File No. 333-52601) filed on May 14, 1998
4.3	Articles of Amendment of Articles of Incorporation of Home Properties of New York, Inc.	Incorporated by reference to Exhibit 99.1 to Form 8-K filed on July 2, 1999
4.4	Articles of Amendment of Articles of Incorporation of Home Properties of New York, Inc.	Incorporated by reference to Exhibit 3.11 to Form 10-Q for the quarter ended March 31, 2004 filed on May 10, 2004
4.5	Second Amended and Restated By-laws of Home Properties, Inc.	Incorporated by reference to Exhibit 3.02 of Form 8-K filed on November 6, 2007
4.6	Form of Common Stock Certificate	Incorporated by reference to Form 10-K filed for the year ended December 31, 1994
5	Opinion of Nixon Peabody LLP regarding the legality of the Common Stock being registered	*
10	Seventh Amended and Restated Dividend Reinvestment and Direct Stock Purchase Plan	Incorporated by reference to Exhibit 10.1 to Form 8-K filed on September 28, 2006
23.1	Consent of Nixon Peabody LLP	Included with Exhibit 5
23.2	Consent of PricewaterhouseCoopers LLP	*
24	Power of Attorney	Included on signature page
*           Filed herewith.